NEWS RELEASE

FOR IMMEDIATE RELEASE

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC

             THERMACAT(TM) ACTIVE LEVEL III CATALYST SYSTEM VERIFIED
                        BY CARB FOR OFF-ROAD APPLICATIONS

Concord, ON.--(BUSINESS WIRE) - May 4, 2009. Environmental Solutions Worldwide Inc. (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced today that its wholly owned subsidiary ESW Canada Inc. (ESWC) received notification from the California Air Resources Board (CARB) that the Company's ThermaCat(TM) Active Level III Plus catalyst system has been verified effective April 28, 2009 for a wide variety of 1996 to 2009 diesel powered off-road mobile applications.

With this new CARB Executive Order DE-09-010, the ThermaCat(TM) becomes the first verified mobile off-road LEVEL III PLUS diesel particulate filter system to combine a passive Diesel Particulate Filter (DPF) with ESWC's proprietary active real-time diesel fuel based exothermic regeneration components. (1.)

The ThermaCat(TM) system is also the first verified Level III Plus device for use on both tracked (example: Dozer, Excavator) and rubber tire (example:
Loader, Grader) equipment powered by a wide variety of medium/heavy-duty diesel off-road engines. The ThermaCat(TM), as verified, proved capable of reducing diesel Particulate Matter (PM), Carbon Monoxide (CO) and Hydro Carbon (HC) in excess of 85% while meeting the nationwide stringent nitrogen dioxide (NO2) limitations. This new NO2 limit, which came into effect on January 1, 2009, requires that all verified diesel emission retrofit technologies sold and installed in North America must not increase NO2 emissions by more than 20%.

Through thousands of hours of infield applications and qualified emissions lab testing, the ThermaCat(TM) system demonstrated its ability to monitor engine exhaust temperature and pressure, determine when the required conditions are met and create a diesel fuel based exothermic temperature increase into the DPF. This repeated, controlled process of regenerating the collected Particulate Matter (PM) stored in the DPF in real-time engine/equipment operation lowers the systems backpressure. By doing so, the ThermaCat(TM) maintains optimized emissions reductions in cold or inconsistent duty cycle applications without the need for operator interface, expensive equipment downtime or daily maintenance intervals. This unique approach gives the ThermaCat(TM) ActiVE Level III Plus catalyst system a very large potential cross section and demographic of applications.

On July 6, 2007 CARB adopted a pioneering regulation aimed at reducing toxic and cancer-causing diesel emissions from the state's estimated 180,000 "off-road" vehicles used in construction, mining, airport ground support and other industries. This new regulation as reported outlines a potential $3.5 billion retrofit market over its lifetime. (2.)

On February 17, 2009 the American Recovery and Reinvestment Act (ARRA) was signed by President Obama. This $789 billion stimulus legislation program allows for $300 million in grants to be administered by the Environmental Protection Agency (EPA) under the Diesel Emissions Reduction Act (DERA) program. This funding is available to heavy duty diesel on road vehicles and off road equipment owners to retrofit their engines to reduce diesel emissions. (3.)

David J. Johnson, ESW's President and CEO stated "This first ThermaCat(TM) Level III Plus Executive Order marks what we believe to be the beginning of several CARB verifications and is an extremely significant accomplishment for our Company. Verifying emission control technologies that meet increasingly stringent CARB and EPA regulations is a critical aspect of our business plan and essential to our customers, partners and distributors. Moving forward, we anticipate announcing sales and future product verifications for on-road, off-road and marine/locomotive applications."

Mr. Johnson further remarked, "It is our belief that with our diversified emission control technologies and our CARB and EPA recognized engine and emissions testing 'Tech Center' operated by our wholly owned subsidiary ESW America, we have positioned the Company to take advantage of the growing and well funded diesel retrofit market. We consider the Company to be well situated to address existing and future legislative and regulatory requirements."

(1.) FOR FURTHER DETAILED INFORMATION REGARDING THIS CARB VERIFICATION, PLEASE
VISIT: HTTP://WWW.ARB.CA.GOV/DIESEL/VERDEV/VT/CVT.HTM
(2.) FOR FURTHER DETAILED INFORMATION REGARDING THIS RETROFIT OPPORTUNITY, PLEASE VISIT: HTTP://WWW.ARB.CA.GOV/NEWSREL/NR072607.HTM
(3.) FOR FURTHER DETAILED INFORMATION REGARDING THIS RETROFIT OPPORTUNITY, PLEASE VISIT: HTTP://DES.NH.GOV/RECOVERY/DOCUMENTS/20090227SLIDES.PDF

ABOUT THE CALIFORNIA AIR RESOURCES BOARD (CARB) The California Air Resources Board is a part of the California Environmental Protection Agency, an organization which reports directly to the Governor's Office in the Executive Branch of California State Government. The Mission of the California Air Resources Board: To promote and protect public health, welfare and ecological resources through the effective and efficient reduction of air pollutants while recognizing and considering the effects on the economy of the state. For further information, please visit their website at: www.arb.ca.gov/homepage.htm

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC. Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of technologies for both the environmental control and military sectors. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com For updated information about our military division, please visit the Company's Web site at: www.eswmilitarytech.com

SAFE HARBOR This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com